Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

CONTEXT THERAPEUTICS INC.

Context Therapeutics Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware, as the same may be amended from time to time (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST: The name of this corporation is Context Therapeutics Inc.

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 N. Orange St., Wilmington, DE 19801. The name of its registered agent at such address is CT Corporation.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 100,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”), (ii) 10,000,000 shares of blank check preferred stock, $0.001 par value per shares (“Blank Check Preferred Shares”), 5,000,000 shares of Series Seed Convertible Preferred Stock, $0.001 par value per share (“Series Seed Shares”) and 5,000,000 shares of Series A Convertible Preferred Stock, $0.001 par value per share (“Series A Shares” and together with the Series Seed Shares, Blank Check Preferred Shares and the Common Stock, the “Shares”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.	COMMON STOCK

1.    General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2.    Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders. There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

B.	PREFERRED STOCK

The Series A Shares of the Corporation and the Series Seed Shares of the Corporation are hereby designated “Preferred Stock” with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Unless otherwise indicated, references to “sections” or “subsections” in this Part B of this Article Fourth refer to sections and subsections of Part B of this Article Fourth.

1.    Dividends. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in this Certificate of Incorporation): the holders of the Series A Shares then outstanding shall first receive, and the holders of Series Seed Shares then outstanding shall second receive or simultaneously receive, a dividend on each outstanding applicable share of Preferred Stock in an amount at least equal to the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of an applicable share of Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend.

2.    Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1.    Preferential Payments to Holders of Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a “Deemed Liquidation Event”), the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders first, to the holders of the Series A Shares then outstanding and second, to the holders of Series Seed Shares then outstanding. Holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event or out of the Available Proceeds (as defined below), as applicable, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof. In the event of a payment to a holder of (A) Series A Shares, such payment shall be in an amount per share equal to the greater of (i) 1.5 times the original issue price with respect to such holder’s Series A Shares, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all Series A Shares been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event or (B) a holder of Series Seed Shares, an amount per share equal to the greater of (i) $0.95, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all Series A Shares been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Applicable Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1, either (i) the holders of Series A Shares shall be paid the Applicable Liquidation Amount and the holders of Series Seed Shares shall share ratably in any remaining distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full or (ii) in the event that all holders of Series A Shares are not able to be paid the Applicable Liquidation Amount, the holders of Series A Shares shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full with holders of Series Seed Shares not receiving any payment.

2.2.    Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment in full of all Applicable Liquidation Amounts required to be paid to the holders of shares of Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders or, in the case of a Deemed Liquidation Event, the consideration not payable to the holders of shares of Preferred Stock pursuant to Subsection 2.1 or the remaining Available Proceeds, as the case may be, shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

3.    Voting.

3.1.    General. Each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of the applicable Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of this Certificate of Incorporation, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class and on an as-converted to Common Stock basis.

3.2.    Election of Directors. Four individuals that are not otherwise affiliates of the Corporation or of any holder of shares of Preferred Stock, who are mutually acceptable to the holders of a majority of the Shares outstanding, shall be elected, and the Corporation’s Chief Executive Officer shall serve as a director. Any director elected as provided in the preceding sentences may be removed without cause by, and only by, the affirmative vote of 75% of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given at a special meeting of such stockholders duly called for that purpose. If the holders of shares of Preferred Stock or Common Stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the first sentence of this Subsection 3.2, then any directorship not so filled shall remain vacant until such time as the holders of the Preferred Stock or Common Stock, as the case may be, elect a person to fill such directorship by vote; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class. The holders of record of the shares of Common Stock and of any other class or series of voting stock, exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Corporation. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Subsection 3.2, a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Subsection 3.2.

3.3.    Preferred Stock Protective Provisions.

3.3.1.    The Corporation (or any of its subsidiaries, as applicable) shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Certificate of Incorporation) the affirmative vote of a majority of the holders of Series A Shares given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(a)    Any alteration of the rights, powers or privileges of holders of Series A Shares set forth herein, in a way that adversely affects the Series A Shares;

(b)    Any authorization or creation (by reclassification or otherwise) of any new class or series of Shares having rights, powers, or privileges set forth herein, that are senior to or on a parity with the Series A Shares; and

(c)    Any redemption or repurchase of any Common Stock or Series Seed Shares (other than pursuant to employee or consultant agreements giving the Corporation the right to repurchase Common Stock or Series Seed Shares upon the termination of services pursuant to the terms of the applicable agreement) and other than as approved by the Board of Directors.

3.3.2.    The Corporation (or any of its subsidiaries, as applicable) shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Certificate of Incorporation) the affirmative vote of a majority of the holders of Series Seed Shares given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(a)    Any alteration of the rights, powers or privileges of the holders of Series Seed Shares set forth herein, in a way that adversely affects the Series Seed Shares;

(b)    Any authorization or creation (by reclassification or otherwise) of any new class or series of Shares having rights, powers, or privileges set forth herein, that are senior to or on a parity with the Series Seed Shares, provided that the Corporation and the Board of Directors may authorize or create additional Series A Shares having such rights, powers, and privileges as set forth in this Certificate of Incorporation, with such changes as may be designated in writing by the Board of Directors, without the vote or written consent of the holders of Series Seed shares holding a majority of the then outstanding Series Seed Shares; and

(c)    Any redemption or repurchase of any Common Stock (other than pursuant to employee or consultant agreements giving the Corporation the right to repurchase Common Stock upon the termination of services pursuant to the terms of the applicable agreement).

3.4.    Actions Subject to Board Approval.

3.4.1.    Neither the Corporation nor the Board of Directors shall be permitted to take any of the following actions unless a majority of the Board of Directors approves such actions:

(a)    Liquidate, dissolve or wind-up the affairs of the Corporation, or effect any merger or consolidation of the Corporation;

(b)    Make loans/advances to or own any stock/securities of any subsidiary or other entity unless it is wholly-owned by the Corporation;

(c)    Make loans/advances to any person, including an employee or member of the Board of Directors, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock/option plan approved by the Board of Directors;

(d)    Guarantee any indebtedness except for trade accounts of the Corporation or any subsidiary arising in the ordinary course of business;

(e)    Make any investment inconsistent with any investment policy approved by the Board of Directors;

(f)    Incur any aggregate indebtedness in excess of $500,000 that is not already included in a Board of Directors-approved budget, other than trade credit occurred in the ordinary course of business;

(g)    Enter into or be a party to any transaction with any manager, officer or employee of the Corporation or any associate of such person (with possible carve-outs for transactions in the ordinary course of business and on fair and reasonable terms approved by the Board of Directors and/or subject to a monetary cap);

(h)    Materially increase the compensation of the executive officers, including approving any option grants;

(i)    Change the principal business of the Corporation, enter new lines of business, or exit the current line of business;

(j)    Sell, assign, license, pledge or encumber material technology or IP, other than licenses granted in the ordinary course of business; or

(k)    Enter into any corporate strategic relationship involving the payment, contribution or assignment by the Corporation or to the Corporation of assets greater than $100,000.

3.4.2.    Notwithstanding any other provision of this Certificate of Incorporation, no action may be taken by the Corporation (whether by the Board of Directors or otherwise) in connection with any of the following matters without the vote or written consent of the holders holding at least a majority of the then outstanding Shares:

(a)    Any activity that is not consistent with the purposes of operating, managing, licensing, franchising and/or developing therapeutics and diagnostics;

(b)    Any act in contravention of this Certificate of Incorporation;

(c)    Change the nature of the business materially from the current principal business, which is operating, managing, licensing, franchising and/or developing therapeutics and diagnostics;

(d)    Any sale of substantially all of the assets of the Corporation;

(e)    Any transaction to liquidate or dissolve the Corporation; and

(f)    Any transaction by the Corporation to merge or consolidate with another Person.

3.5.    Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may only be called by the Chairman of the Board of Directors, Chief Executive Officer or by a resolution adopted by a majority of the Board of Directors. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.

4.    Optional Conversion.

The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1.    Right to Convert.

4.1.1.    Conversion Ratio. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the applicable original issue price by the Applicable Conversion Price (as defined below) in effect at the time of conversion. The “Series A Conversion Price” shall initially be equal to $1.194573 and shall be subject to such adjustments as determined by this Section 4. The “Series Seed Conversion Price” shall initially be equal to $0.95. The Series A Conversion Price and the Series Seed Conversion Price are collectively referred to as the “Applicable Conversion Price.” Such initial Applicable Conversion Price, and the rate at which shares of Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

4.1.2.    Termination of Conversion Rights. In the event of a liquidation, dissolution or winding up of the Corporation or the acquisition of the majority of the Corporation’s assets, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock.

4.2.    Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

4.3.    Mechanics of Conversion.

4.3.1.    Notice of Conversion. In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Common Stock, such holder shall (a) provide written notice to the Corporation’s transfer agent at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent) that such holder elects to convert all or any number of such holder’s shares of Preferred Stock and, if applicable, any event on which such conversion is contingent and, (b) if such holder’s shares are certificated, surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent). Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the shares of Common Stock to be issued. If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time (i) issue and deliver to such holder of Preferred Stock, or to his, her or its nominees, in book-entry form, the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof, (ii) pay in cash such amount as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Preferred Stock converted.

4.3.2.    Reservation of Shares. The Corporation shall at all times when the Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the Applicable Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Applicable Conversion Price.

4.3.3.    Effect of Conversion. All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 4.2 and to receive payment of any dividends declared but unpaid thereon. Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

4.3.4.    No Further Adjustment. Upon any such conversion, no adjustment to the Applicable Conversion Price shall be made for any declared but unpaid dividends on the applicable Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

4.3.5.    Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid. The Corporation shall be entitled to deduct and withhold any taxes it is required to deduct and withhold from or with respect to the issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 4, and any such amounts shall be treated for all purposes of this Certificate of Incorporation as having been paid to the person in respect of which such deduction and withholding was made.

4.4.    Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Applicable Original Issue Date effect a subdivision of the outstanding Common Stock, the Applicable Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Applicable Original Issue Date combine the outstanding shares of Common Stock, the Applicable Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.5.    Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Applicable Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Applicable Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Applicable Conversion Price then in effect by a fraction:

(1)    the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)    the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Applicable Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

4.6.    Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Applicable Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

4.7.    Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date the Common Stock issuable upon the conversion of such Preferred Stock are changed into the same or a different number of shares of any class of the Corporation, whether by recapitalization, reclassification, or otherwise (other than by a share split or combination, dividend, distribution, merger or consolidation covered by Subsections 4.4, 4.5, 4.6 or 4.8 or an acquisition of the majority of the Corporation’s assets), then in any such event each Preferred Stock holder may thereafter convert such shares into the kind and amount of shares and other securities and property receivable upon such recapitalization, reclassification or other change by holders holding the number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change.

4.8.    Adjustment for Merger or Reorganization, etc. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 4.4, 4.5, 4.6 or 4.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Applicable Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Preferred Stock.

5.    Mandatory Conversion.

5.1.    Mandatory Conversion Trigger Events. Upon either (a) immediately prior to the effectiveness of a registration statement which registers for sale the shares of Common Stock of the Corporation to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (an “Initial Public Offering”) or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the majority of Preferred Stock holders (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), then (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate as calculated pursuant to Subsection 4.1.1, and (ii) such shares may not be reissued by the Corporation.

5.2.    Mandatory Conversion Procedural Requirements. All holders of record of applicable shares of Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such applicable shares of Preferred Stock pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. All rights with respect to the Preferred Stock converted pursuant to Subsection 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 5.2. As soon as practicable after the Mandatory Conversion Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock, the Corporation shall (a) issue and deliver to such holder, or to his, her or its nominees, in book-entry form, the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and (b) pay cash as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the applicable shares of Preferred Stock converted. Such applicable converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of applicable shares of Preferred Stock accordingly.

6.    Drexel Mandatory Redemption

6.1.    From and after the occurrence of a Trigger Event (as defined below) and subject to the limitations set forth in this Subsection 6.1, Drexel University, a Pennsylvania nonprofit corporation (“Drexel”), may require the Corporation to purchase all or such portion of the Shares held by Drexel (the “Redeemed Shares”) as Drexel may specify (“Redemption Rights”) at the per Share price set forth below. Drexel may exercise its Redemption Rights by providing written notice (the “Redemption Notice”) of Drexel’s desire to do so to the Corporation. The term “Redemption Price” means the fair market value per share of the Corporation’s Shares as of the date the Redemption Notice is received by the Corporation as determined by an Appraisal (as defined in Subsection 6.3) pursuant to the procedures set forth in Subsection 6.3. The term “Trigger Event” means the occurrence of any of the following: (i) a material default by the Corporation under either the Sponsored Research Agreement between Drexel and Context Therapeutics LLC, dated as of January 11, 2015 (the “Securities Purchase Agreement”) or this Certificate of Incorporation, which default is not cured during any specified cure periods; (ii) the Corporation (A) becomes insolvent, bankrupt or generally fails to pay its debts as such debts become due, (B) is adjudicated insolvent or bankrupt, (C) admits in writing its inability to pay all of its debts, (D) suffers the appointment of a custodian, receiver or trustee for it or substantially all of its property to be appointed and, if appointed without its consent, not discharged within thirty (30) days, (E) makes an assignment for the benefit of creditors or (F) suffers proceedings under any law related to bankruptcy, insolvency, liquidation or the reorganization, readjustment or the release of debtors to be instituted against it and, if contested by it, not dismissed or stayed within ten (10) days; (iii) any proceeding under any law related to bankruptcy, insolvency, liquidation, or the reorganization, readjustment or release of debtors is instituted or commenced by the Corporation; (iv) the entering of any order for relief relating to any of the proceedings described in Sections 6.1(a)(ii) or (iii) above; (v) the calling by the Corporation of a meeting of its creditors with a view to arranging a workout or adjustment of its debts; (vi) the act or failure to act by the Corporation indicating its consent to, approval of or acquiescence in any of the proceedings described in Subsections 6.1(a)(ii)-(v) above; or (vii) May 1, 2030. Drexel acknowledges that the Redemption Rights will not restrict the Corporation from granting other redemption rights in favor of future investors in the Corporation.

6.2.    At a closing, in exchange for the Redeemed Shares, the Corporation will make payment to Drexel of an amount equal to the Redemption Price multiplied by the number of Redeemed Shares (the “Aggregate Redemption Amount”) then being redeemed by Drexel. If the Trigger Event is caused by an occurrence described in Subsections 6.1(a)(i)-(vi), then all Redeemed Shares pursuant to Subsection 6.1(a) will be transferred, and the Aggregate Redemption Amount for such Redeemed Shares will be paid, at a closing to be held within thirty (30) days of the date the Corporation received the Redemption Notice, or in the case of an Appraisal, within fifteen (15) days after a final Appraisal has been delivered to the Corporation and Drexel as set forth in Exhibit E. If the Trigger Event is caused by an occurrence described in Subsection 6.1(a)(vii) then all Redeemed Shares pursuant to Subsection 6.1(a) will be transferred, and the Aggregate Redemption Amount for such Redeemed Shares will be paid, in two (2) equal installments at two (2) consecutive annual closings. The first such closing will be held within ninety (90) days of the date the Corporation received the Redemption Notice, or in the case of an Appraisal, within ninety (90) days after a final Appraisal has been delivered to the Corporation and Drexel as set forth in Subsection 6.3, and the second such closing will be held on the same date the following year. All payments of the Aggregate Redemption Amount will be by certified bank check or wire transfer of same day funds and will not be deemed made until received by Drexel.

6.3.    Within ten (10) days after the Corporation, pursuant to Subsection 6.1 of this Certificate of Incorporation, receives the Redemption Notice, the Corporation and Drexel will attempt to agree upon the selection of a disinterested independent qualified investment banking firm or other disinterested independent qualified appraiser (the “Appraiser”) to determine the Redemption Price. If the parties are able to agree upon an Appraiser, then such Appraiser will be instructed to furnish a written valuation or appraisal (an “Appraisal”) within thirty (30) days after its selection. If the parties are unable to agree upon the selection of an Appraiser within a ten (10) day period, then Drexel and the Corporation will, within five (5) days after the end of such ten (10) day period, each select an Appraiser to determine the Redemption Price. If either Drexel or the Corporation fails to so select an Appraiser, then the Appraisal of the Appraiser selected by the other shall determine the Redemption Price. The Redemption Price will be the arithmetic average of the two Appraisals. Each Appraiser engaged to provide an Appraisal will be instructed (i) to include in the Appraisal a statement of the criteria applied and assumptions made to determine the Redemption Price, (ii) to arrive at a single calculation of the Redemption Price rather than alternative calculations or a range of calculations, and (iii) not to attribute a premium or discount based on the fact that the Shares being valued constitutes a majority or less than a majority of the total issued and outstanding Shares of the Corporation. Any Appraisal by an Appraiser that fails to follow the instructions set forth in this Subsection 6.3 will not constitute an Appraisal for purposes of this Certificate of Incorporation; except that the failure of an Appraiser to complete an Appraisal within thirty (30) days as instructed will not affect the validity of such Appraiser’s Appraisal. In the event that the Corporation and Drexel agree upon a single Appraiser, then the expenses of the Appraisal will be borne by the Corporation. However, if the Corporation and Drexel each retain their own Appraiser, then the Corporation and Drexel will individually bear the expense of their own Appraiser.

6.4.    The rights granted under this Section 6 shall expire upon the effectiveness of an Initial Public Offering.

7.    Preemptive Rights. If the Corporation proposes to issue, sell or exchange any additional Shares or other interests of the Corporation (“Offered Shares”), then the Corporation will first deliver to holders of shares of Preferred Stock or Drexel a written offer to sell (an “Offer”) the Offered Shares to such holder of shares of Preferred Stock or Drexel on a pro rata basis. The Offer will specify the price and the terms and conditions of the sale and shall be irrevocable for a period of fifteen (15) days from the date the Offer is given (the “Offer Period”). Drexel, its assignee(s) or its designee(s) will have the right to purchase up to such number of Shares, as will cause Drexel and its assignee(s) or designee(s) to own collectively Shares representing up to five percent (5%) of the outstanding Shares of the Corporation on a fully diluted basis, assuming the exercise, conversion and exchange of all outstanding securities of the Corporation for or into Shares (the “Drexel Preemptive Right”). Holders of Preferred Stock, their assignee(s) or their designee(s) will have the right to purchase up to that portion of the securities equal to the ratio of (a) the number of shares of Preferred Stock owned by such holder, to (b) the number of the shares of Common Stock outstanding on a fully diluted basis, assuming the exercise, conversion and exchange of all outstanding securities of the Corporation for or into Shares (including the shares of Preferred Stock) (the “Preferred Stock Preemptive Right” and together with the Drexel Preemptive Right, the “Preemptive Rights”). Holders of shares of Preferred Stock, Drexel, their assignee(s) or their designee(s) may exercise such right to purchase any portion of Offered Shares by giving written notice to the Corporation within the Offer Period setting forth the percentage of the Offered Shares that such Holder of Preferred Stock, Drexel, its assignee(s) or its designee(s), as applicable, elects to purchase (the “Notice of Acceptance”). If at the end of the Offer Period, such holder of Preferred Stock, Drexel, its assignee(s) and/or its designee(s) elects to purchase less than all of the Offered Shares, then the Corporation may issue, sell or exchange those Offered Shares for which no Notice of Acceptance was received. However, such issuance, sale or exchange must be on the same terms and conditions as the Offer. The Preemptive Rights shall expire immediately prior to completion of an Initial Public Offering or an acquisition of the majority of the Corporation’s assets. Notwithstanding the foregoing, if at least fifty percent (50%) of the holders of the then outstanding Series Seed Shares elect not to exercise their Preferred Preemptive Right set forth in this Section 7, or at least fifty percent (50%) of the holders of the then outstanding Series A Shares elect not to exercise their Preferred Preemptive Right set forth in this Section 7, as applicable, the Preemptive Right for all holders Series Seed Shares or the Preemptive Right for all holders Series A Shares, respectively, shall be deemed waived.

In the event any holder of Series A Shares elects not to purchase its full pro rata share of Offered Shares in connection with exercising its preemptive right pursuant to this Section 7, the other holders of Series A Shares shall have the right to purchase their pro rata share of such remaining Offered Shares;

The rights granted under this Section 7 shall expire upon the effectiveness of an Initial Public Offering.

8.    Redeemed or Otherwise Acquired Shares. Any shares of Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption.

9.    Notices. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

C.	MISCELLANEOUS STOCKHOLDER RIGHTS

Unless otherwise indicated, references to “sections” or “subsections” in this Part C of this Article Fourth refer to sections and subsections of Part C of this Article Fourth.

1.    Drag-Along Right.

1.1.    Notwithstanding anything to the contrary contained in this Certificate of Incorporation, if at any time, and from time to time, a bona fide written offer to acquire the Corporation, whether by merger, stock sale or sale of assets (the “Drag-Along Offer”), is made by a third party to the Corporation and (i) the holders of at least a majority of the then outstanding Series Seed Shares wish to accept the Drag-Along Offer, (ii) the holders of at least a majority of the then outstanding Series A Shares wish to accept the Drag-Along Offer, (iii) the holders of at least a majority of the then outstanding shares of Common Stock wish to accept the Drag-Along Offer, and (iv) the Board of Directors approves the exercise of the Drag-Along Right (as defined below) in accordance with the terms of this Certificate of Incorporation, then such holders will have the right (the “Drag-Along Right”) to require the other holders to sell their Shares to the third-party proposed purchaser(s) at the same price per share and upon the same terms and conditions as set forth in the Drag-Along Offer. Each holder will take all reasonable actions requested by the holders who triggered the application of this provision to facilitate the exercise of the Drag-Along Right, including, but not limited to, voting to approve the transaction.

1.2.    To exercise a Drag-Along Right, the Corporation or the holders who triggered the application of this provision will deliver to each holder a written notice (a “Drag-Along Notice”) containing (a) the name and address of the third-party proposed purchaser(s), (b) the proposed price per share, terms of payment and other material terms and conditions of the Drag-Along Offer and (c) all such other documents, instruments and information as may be required to enable the holders to effectuate the transfer of their Shares. Within ten (10) days from their receipt of the Drag-Along Notice, the holders will take such actions as are necessary to transfer their Shares to the third-party proposed purchaser(s).

The rights granted under this Section 1 shall expire upon the effectiveness of an Initial Public Offering.

2.    Offer to Sell Shares; Options to Purchase.

2.1.    Notice. Except as otherwise provided in this Agreement, if a holder desires to transfer any Shares to a third party (the “Offeror”), whether or not the Offeror is a holder, such holder (the “First Selling Holder”) will deliver a written notice (the “Primary Sale Notice”) to the Corporation with respect to the proposed sale of such Shares (the “Holder Offered Shares”) stating in reasonable detail, the number of Shares to be transferred, the identity of the prospective purchaser(s) and the terms and conditions of the proposed sale. Within ten (10) days of the Corporation’s receipt of the Primary Sale Notice, the Corporation will transmit a copy of the Primary Sale Notice to all holders other than the First Selling Holder (collectively, the “Offeree Holders”). Transmittal of the Primary Sale Notice to the Corporation will constitute an offer by the First Selling Holder to sell the Holder Offered Shares to both the Corporation and the Offeree Holders in accordance with this Section 2.

2.2.    Option of Corporation. Within fifteen (15) days of the Corporation’s receipt of the Primary Sale Notice (the “Corporation Option Period”), the Corporation may elect to purchase all or a portion of the Holder Offered Shares, upon the same terms and conditions set forth in the Primary Sale Notice. During the Corporation Option Period, the Corporation will transmit notice of such election to the First Selling Holder (the “Corporation Option Notice”), with a copy to each of the Offeree Holders, specifying whether the Corporation is accepting or rejecting the offer. If the Corporation accepts the offer, then the Corporation and the First Selling Holder will effect the sale in accordance with Subsection 11.3, and the provisions of Subsections 2.3 – 2.7 will not apply to such offer. If the Corporation fails to submit a Corporation Option Notice within the Corporation Option Period, then the Corporation will forfeit the option to purchase Shares in connection with the applicable Primary Sale Notice.

2.3.    Option of Offeree Holders. If there are Shares that the Corporation did not elect to purchase, then within twenty-five (25) days of an Offeree Holder’s receipt of the Primary Sale Notice (the “Offeree Option Period”) such Offeree Holder may request either to purchase Shares in an amount not to exceed the number of Holder Offered Shares (the “Offered Amount”) subtracted from the number of Shares purchased by the Corporation. The Offeree Holders desiring to purchase the Holder Offered Shares (collectively, the “Purchasing Holders”) will each submit, within the Offeree Option Period, written notice to Corporation disclosing the number of Shares proposed to be purchased by such Purchasing Holder (each, a “Purchase Notice”). A Purchasing Holder shall also indicate on the Purchase Notice the total number of Shares owned by such Purchasing Holder. If a Purchasing Holder fails to submit a Purchase Notice, then such holder will forfeit the option to purchase Shares in connection with the applicable Primary Sale Notice. To the extent the Offeree Holders is a holder of Series A Shares, such holder shall have a right of first refusal with respect to Holder Offered Shares that are either shares of Common Stock or Series Seed Shares, with a right of oversubscription for holders of Series A Shares for any unsubscribed Shares by the other holders holding Series A Shares, provided that if the Company and the holders of Series A Shares do not exercise their respective rights of first refusal to purchase all of the offered Shares in a proposed transfer, the holders holding Series A Shares shall have the right to sell a proportional amount of their Series A Shares alongside the holder of Series Seed Shares or Common Stock on the same terms that the holder holding Series Seed Shares or Common Stock receives.

2.4.    Purchase Pool. If the aggregate number of Shares requested to be purchased by all Purchasing Holders (the “Purchase Pool”) is less than or equal to the Offered Amount, then each Purchasing Holder will purchase the number of Shares indicated on such Purchasing Holder’s Purchase Notice, and the First Selling Holder will sell such number of Shares to each such Purchasing Holder. If the Purchase Pool is greater than the Offered Amount, then each Purchasing Holder will purchase Shares as follows, unless an alternate allocation of Shares is agreed upon in writing by all of the Purchasing Holders: first, (i) each Purchasing Holder will purchase from the First Selling Holder such number of Shares equal to the Offered Amount multiplied by a fraction, the numerator of which is the number of Shares owned by such Purchasing Holder and the denominator of which is the aggregate number of Shares owned by all Purchasing Holders; provided that the aggregate number of Shares that each Purchasing Holder will purchase will not exceed the number of Shares indicated on the Purchase Notice of such Purchasing Holder; and second, (ii) if there are any remaining Shares in the Purchase Pool, then each remaining Purchasing Holder will, in addition, purchase from the First Selling Holder that proportionate part of the then remaining Purchase Pool that the number of Shares owned by such Purchasing Holder bears to the aggregate number of Shares owned by all remaining Purchasing Holders.

2.5.    Sale Pool. If the aggregate number of Shares requested to be sold by all Selling Holders, including, as to the First Selling Holder, only those Holder Offered Shares of the First Selling Holder that are not committed to be sold under Subsection 2.4 (the “Sale Pool”), is less than or equal to the Offered Amount, then each such Selling Holder will sell the number of Shares indicated on such Selling Holder’s Secondary Sale Notice, and the Offeror will be entitled to purchase such number of Shares from such Selling Holder. If the Sale Pool is greater than the Offered Amount, then each Selling Holder will sell Shares (including, as to the First Selling Holder, only those Holder Offered Shares of the First Selling Holder that are not committed to be sold under Subsection 2.4) as follows, unless an alternate allocation of Shares is agreed upon in writing by all of the Selling Holders: first, (i) each Selling Holder will sell to the Offeror such number of Shares equal to the Offered Amount multiplied by a fraction, the numerator of which is the number of Shares owned by such Selling Holder and the denominator of which is the aggregate number of Shares owned by all Selling Holders; provided that the aggregate number of Shares that each Selling Holder is entitled to sell shall not exceed the number of Shares indicated on the Secondary Sale Notice of such Selling Holder (or, in the case of the First Selling Holder, the Holder Offered Shares that are not committed to be sold under Subsection 2.4); and second, (ii) if there are any remaining Shares in the Sale Pool, then each remaining Selling Holder will, in addition, sell to the Offeror that proportionate part of the then remaining Sale Pool that the number of Shares owned by such Selling Holder bears to the aggregate number of Shares owned by all remaining Selling Holders.

2.6.    Allocation Notice and Closing. Within five (5) days after the expiration of the Offeree Option Period, Corporation will transmit notice (the “Allocation Notice”) to each Purchasing Holder and Selling Holder who has elected to buy or sell Shares and to the Offeror specifying the allocation of Shares determined in accordance with this Section 2. Each participating Purchasing Holder and Selling Holder and the Offeror will effect the sale in accordance with Section 3.

2.7.    Conversion Assumed. In calculating the number of Shares owned by a Purchasing Holder or by a Selling Holder, a conversion will be assumed for all equity interests that are convertible into the class of Shares being purchased or sold.

2.8.    Termination of Rights. The rights granted under this Section 2 shall expire upon the effectiveness of an Initial Public Offering.

3.    Purchase Price, Terms and Settlement. For each closing pursuant to Sections 1 or 2, the purchase price per Share and the terms of payment will be as set forth in the Primary Sale Notice or the Drag-Along Offer, an applicable. Settlement for the purchase of Shares by Corporation and by holders (including Drexel) under Subsection 2.6 and by the Offeror or third-party proposed purchaser(s) under Sections 2.6 or 1 will be made within thirty (30) days following the later of (i) exercise of the last option exercised or (ii) expiration of any Notice applicable under such Sections. All settlements for the purchase and sale of Shares, unless otherwise agreed to by all of the purchasers and sellers, will be held at the principal executive offices of Company during regular business hours. The precise date and hour of settlement will be fixed within the time limits prescribed in this Certificate of Incorporation by the purchaser or purchasers giving written notice to each seller, or if the purchasers fail to agree, by the Chief Executive Officer of the Corporation giving written notice to the purchasers and each seller. Notice by the purchaser or purchasers, or by the Chief Executive Officer of the Corporation, as the case may be, must be given at least five (5) days in advance of the settlement date specified. At settlement, each seller will deliver to the applicable purchaser(s) instruments of conveyance with respect to the Shares, free and clear of all liens, claims, restrictions and encumbrances, except for the terms of this Certificate of Incorporation.

4.    Periodic and Other Reports. The Corporation shall cause to be delivered to each holder the financial statements listed in Sections 4.1 and 4.2 below, prepared, in each case in accordance with GAAP consistently applied (and, if required by any holder or its Controlled Affiliates for purposes of reporting under the Securities Exchange Act of 1934, Regulation S-X), and such other reports as any holder may reasonably request from time to time, provided that, if the Board of Directors so determines within thirty (30) days thereof, such other reports shall be provided at such requesting holder’s sole cost and expense. The monthly and quarterly financial statements referred to in Subsection 4.2 below may be subject to normal year-end audit adjustments.

4.1.    As soon as practicable following the end of each period commencing on the date of this Certificate of Incorporation and ending on December 31, 2021 or any subsequent twelve-month period commencing on January 1 and ending on December 31 (“Fiscal Year”). Fiscal Year (and in any event not later than one hundred and twenty (120) days after the end of such Fiscal Year) and at such time as distributions are made to holders following the occurrence of a Dissolution Event, a balance sheet of the Corporation as of the end of such Fiscal Year and the related statements of operations and cash flows for such Fiscal Year.

4.2.    As soon as practicable following the end of each of the first three (3) three-month periods commencing on each of January 1, April 1, July 1, and October 1, and ending on the last date before the next such date (“Fiscal Quarter”) of each Fiscal Year (and in any event not later than seventy-five (75) days after the end of each such Fiscal Quarter), a balance sheet of the Corporation as of the end of such Fiscal Quarter and the related statements of operations and cash flows for such Fiscal Quarter and for the Fiscal Year to date, in each case, to the extent the Corporation was in existence, setting forth in comparative form the corresponding figures for the prior Fiscal Year’s Fiscal Quarter and the interim period corresponding to the Fiscal Quarter and the interim period just completed. The quarterly or monthly statements described in this Subsection 4.2 above shall be accompanied by a written certification of the chief financial officer of the Corporation that such statements have been prepared in accordance with GAAP consistently applied or this Agreement, as the case may be. Delivery of written certification will commence upon the earlier of the following: (1) the hiring of a full-time chief financial officer by the Corporation; or (2) the third (3rd) anniversary of this Certificate of Incorporation.

4.3.    The rights granted under this Section 4 shall expire upon the effectiveness of an Initial Public Offering.

FIFTH: Subject to any additional vote required by this Certificate of Incorporation and the Bylaws of the Corporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

SIXTH: Subject to any additional vote required by this Certificate of Incorporation, the Bylaws of the Corporation, the Voting Agreement of the Corporation, the Investors’ Rights Agreement or the Right of First Refusal and Co-Sale Agreement of the Corporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, repeal, alter, amend and rescind any or all of the provisions of this Certificate of Incorporation; provided that a majority of our Board of Directors approve such action, and if required by law or this Certificate of Incorporation, must thereafter be approved by a majority of the outstanding Shares entitled to vote on the amendment;

SEVENTH: Subject to any additional vote required by this Certificate of Incorporation, the Voting Agreement of the Corporation, the Investors’ Rights Agreement or the Right of First Refusal and Co-Sale Agreement of the Corporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation. Each director shall be entitled to one vote on each matter presented to the Board of Directors of the Corporation; provided, however, that, so long as the holders Preferred Stock are entitled to elect the Preferred Director, the affirmative vote the Series A Preferred Director shall be required for the authorization by the Board of Directors of the Corporation of any of the matters set forth in Section 3.4.1 of Part B in the Fourth Article.

EIGHTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

NINTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors of the Corporation or in the Bylaws of the Corporation.

TENTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Tenth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Tenth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ELEVENTH:

1.    Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was, at any time during which this Certificate of Incorporation is in effect (whether or not such person continues to serve in such capacity at the time any indemnification or payment of expenses pursuant hereto is sought or at the time any proceeding relating thereto exists or is brought), a director or officer of the Corporation or is or was at any such time serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation (hereinafter, an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, trustee, employee or agent or in any other capacity while serving as a director, officer, trustee, employee or agent, shall be (and shall be deemed to have a contractual right to be) indemnified and held harmless by the Corporation (and any successor of the Corporation by merger or otherwise) to the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended or modified from time to time (but, in the case of any such amendment or modification, only to the extent that such amendment or modification permits the Corporation to provide greater indemnification rights than said law permitted the Corporation to provide prior to such amendment or modification), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974 and amounts paid or to be paid in settlement) incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, trustee, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in Section 4 of this Article Tenth, the Corporation shall indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized in the first instance by the Board of Directors of the Corporation.

2.    Advancement of Expenses. The right to indemnification conferred upon Indemnitees in this Article Eleventh shall include the right, without the need for any action by the Board of Directors of the Corporation, to be paid by the Corporation (and any successor of the Corporation by merger or otherwise) the expenses incurred in defending any such proceeding in advance of its final disposition, such advances to be paid by the Corporation within twenty (20) days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided, however, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter, the “Undertaking”) by or on behalf of such director or officer to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal (a “Final Disposition”) that such director or officer is not entitled to be indemnified for such expenses under this Article Eleventh or otherwise.

3.    Nature of Rights; Other Sources. The rights conferred upon Indemnitees in this Article Eleventh shall be contract rights between the Corporation and each Indemnitee to whom such rights are extended that vest at the commencement of such person’s service to or at the request of the Corporation and all such rights shall continue as to an Indemnitee who has ceased to be a director or officer of the Corporation or ceased to serve at the Corporation’s request as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, as described herein, and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. The Corporation hereby acknowledges that certain Indemnitees may have certain rights to indemnification, advancement of expenses and/or insurance (other than directors’ and officers’ liability insurance or similar insurance obtained or maintained by or on behalf of the Corporation, its affiliates or any of the foregoing’s respective subsidiaries) from persons or entities other than the Corporation (collectively, the “Other Indemnitors”). The Corporation hereby agrees (i) that it is the indemnitor of first resort of the Indemnitees (i.e., its obligations to an Indemnitee hereunder are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Indemnitee are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by an Indemnitee and shall be liable for the full amount of all losses, claims, damages, liabilities and expenses (including attorneys’ fees, judgments, fines, penalties and amounts paid in settlement) to the extent legally permitted and as required by the terms hereof, without regard to any rights an Indemnitee may have against the Other Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Other Indemnitors on behalf of an Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from the Corporation hereunder shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnitee against the Corporation. For the avoidance of doubt, no person or entity providing directors’ or officers’ liability insurance or similar insurance obtained or maintained by or on behalf of the Corporation, any of its affiliates or any of the foregoing’s respective subsidiaries, including any person or entity providing such insurance obtained or maintained as contemplated by Section 8 of this Article Tenth, shall be an Other Indemnitor.

4.    Claims. To obtain indemnification under this Article Eleventh, a claimant shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon written request by a claimant for indemnification pursuant to the first sentence of this Section 4, a determination, if required by applicable law, with respect to the claimant’s entitlement thereto shall be made as follows: (i) if requested by the claimant, by Independent Counsel (as hereinafter defined), or (ii) if no request is made by the claimant for a determination by Independent Counsel, (a) by a majority vote of Disinterested Directors (as hereinafter defined), even though less than a quorum, (b) if there are no such Disinterested Directors, or if a majority of the Disinterested Directors so directs, by Independent Counsel in a written opinion to the Board of Directors of the Corporation, a copy of which shall be delivered to the claimant, or (c) if a majority of Disinterested Directors so directs, by a majority of the stockholders of the Corporation. In the event the determination of entitlement to indemnification is to be made by Independent Counsel, the Independent Counsel shall be selected by the Board of Directors of the Corporation. If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within ten (10) days after such determination.

5.    Enforcement. If a claim under Section 1 of this Article Eleventh is not paid in full by the Corporation within sixty (60) days after a written claim pursuant to Section 4 of this Article Eleventh has been received by the Corporation, or if a claim under Section 2 of this Article Eleventh is not paid in full by the Corporation within twenty (20) days after a written claim therefor has been made, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim to the fullest extent permitted by law. It shall be a defense to any such action that (x) in the case of a claim for indemnification, the claimant has not met the standard of conduct which makes it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed or (y) in the case of a claim for an advancement of expenses, that the claimant is not entitled to the requested advancement of expenses, but (except where the required Undertaking, if any, has not been tendered to the Corporation) the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board, Disinterested Directors, Independent Counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board, Disinterested Directors, Independent Counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

6.    Procedures. If a determination shall have been made pursuant to Section 4 of this Article Eleventh that the claimant is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to Section 5 of this Article Eleventh. The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to Section 5 of this Article Eleventh that the procedures and presumptions of this Article Eleventh are not valid, binding and enforceable and shall stipulate in such proceeding that the Corporation is bound by all the provisions of this Article Eleventh.

7.    Non-Exclusive Rights. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Article Eleventh: (i) shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the Corporation’s Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise and (ii) cannot be terminated by the Corporation, the Board of Directors of the Corporation or the stockholders of the Corporation with respect to any act or omission that is the subject of the Proceeding for which indemnification or advancement of expenses is sought prior to the date of such termination. Any amendment, modification, alteration or repeal of this Article Eleventh (by merger, consolidation or otherwise) that in any way diminishes, limits, restricts, adversely affects or eliminates any right of an Indemnitee or his or her successors to indemnification, advancement of expenses or otherwise shall be prospective only and shall not, without the written consent of the Indemnitee, in any way diminish, limit, restrict, adversely affect or eliminate any such right with respect to any actual or alleged state of facts, occurrence, action or omission then or previously existing, or any action, suit or proceeding previously or thereafter brought or threatened based in whole or in part upon any such actual or alleged state of facts, occurrence, action or omission.

8.    Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise, against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

9.    Additional Rights. The Board of Directors of the Corporation may grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in connection with any Proceeding in advance of its final disposition, to any current or former employee or agent of the Corporation to the fullest extent of the provisions of this Article Eleventh with respect to the indemnification and advancement of expenses of current or former directors and officers of the Corporation.

10.    Severability. If any provision or provisions of this Article Eleventh shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Article Eleventh (including, without limitation, each portion of any section of this Article Eleventh containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Article Eleventh (including, without limitation, each such portion of any section of this Article Eleventh containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

11.    Definitions; Construction. For purposes of this Article Eleventh: “Disinterested Director” means a director of the Corporation who is not and was not a party to the Proceeding in respect of which indemnification is sought by the claimant; and “Independent Counsel” means a law firm, a member of a law firm, or an independent practitioner, that is experienced in matters of corporate law and shall include any person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Corporation or the claimant in an action to determine the claimant’s rights under this Article Eleventh. Any reference to an officer of the Corporation in this Article Eleventh shall be deemed to refer exclusively to the officers appointed as such pursuant to the Bylaws by the Board of Directors of the Corporation or by an officer to whom the Board of Directors of the Corporation has delegated the power to appoint officers, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “vice president” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article Eleventh.

12.    Notices. Any notice, request or other communication required or permitted to be given to the Corporation under this Article Eleventh shall be in writing and either delivered in person or sent by telecopy, fax, email, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the Secretary of the Corporation and shall be effective only upon receipt by the Secretary.

Any amendment, repeal or modification of the foregoing provisions of this Article Eleventh shall not (a) adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification or (b) increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

TWELFTH: The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee, affiliate or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, the persons referred to in clauses (i) and (ii) are “Covered Persons”), unless such matter, transaction or interest is first presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation while such Covered Person is performing services in such capacity. Any repeal or modification of this Article Twelfth will only be prospective and will not affect the rights under this Article Twelfth in effect at the time of the occurrence of any actions or omissions to act giving rise to liability.

Notwithstanding anything to the contrary contained elsewhere in this Certificate of Incorporation, the affirmative vote of the majority of the outstanding shares entitled to vote on the amendment will be required to amend or repeal, or to adopt any provisions inconsistent with this Article Twelfth.

THIRTEENTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the United States District Court for the District of Delaware) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s certificate of incorporation or bylaws, (iv) any action to interpret, apply, enforce or determine the validity of our certification of incorporation or bylaws; or (v) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (v) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and, to the fullest extent permitted by law, to have consented to the provisions of this Article Thirteenth. If any provision or provisions of this Article Thirteenth shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Thirteenth (including, without limitation, each portion of any sentence of this Article Thirteenth containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

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[Signature Page Follows]

IN WITNESS WHEREOF, this Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this 14th day of April, 2021.

By:	/s/ Martin Lehr
Name:	Martin Lehr
Title:	Chief Executive Officer

[Signature Page to Certificate of Incorporation of Context Therapeutics Inc.]